Agreement by and between Zander Therapeutics, Inc. (“Zander”), KCL Therapeutics, Inc. (“KCL”) and Regen BioPharma, Inc. (“Regen”) as of December 16, 2019. For purposes of this Agreement Regen and KCL may be also referred to singularly or collectively as “Licensor”. For purposes of this Agreement Regen, KCL and Zander may be collectively referred to as the “Parties” or individually as a “Party”. The effective date of this Agreement is December 16, 2019.

WHEREAS:

On June 23, 2015 Zander and Regen have entered into an agreement, as amended(“License Agreement”) whereby Regen granted to Zander an exclusive worldwide right and license for the development and commercialization of certain intellectual property controlled by Regen for non-human veterinary therapeutic use for a term of fifteen years.

On December 17, 2018 Regen, KCL and Zander entered into a License Assignment And Consent agreement whereby Regen transferred and assigned to KCL all rights, duties, and obligations of Regen under the License Agreement and KCL agreed to assume such duties and obligations thereunder and be bound to the terms of the License Agreement with respect thereto. KCL is a wholly owned subsidiary of Regen and Regen acknowledges that Regen will benefit from any payments made to KCL.

Pursuant to the License Agreement, Zander is obligated to pay Licensor an annual non-refundable payment of one hundred thousand US dollars ($100,000) on each anniversary of the effective date of the License Agreement and Zander is obligated to pay Licensor minimum annual royalties of ten thousand US dollars ($10,000) payable per year on each anniversary of the effective date of the License Agreement. Collectively, minimum annual payments due by Zander to the Licensor pursuant to the License Agreement equal $110,000 USD per annum (“License Agreement Payments”).

As of the date of this Agreement, Zander has failed to pay $42,000 USD of the License Agreement Payments due and payable by June 2019.

On September 30, 2018 Regen issued a convertible promissory note in the principal amount of $350,000 USD (“Convertible Note”) to Zander for cash payments paid by Zander to Regen equaling $350,000 USD. A onetime interest charge of 10% of the principal amount shall be applied to the principal amount of the Convertible Note (“Convertible Note One Time Charge”). On June 27, 2019 Zander converted $340,000 of the principal amount of the Convertible Note into 194,285,714 shares of the Series A Preferred stock of Regen (“Conversion Shares”).

As of the date of this Agreement, exclusive of amounts due to Zander pursuant to the Convertible Note, Zander is owed by Regen the principal amount of $75,900 USD resulting from Notes Payable issued by Regen to Zander (“Regen Notes”) and Zander is owed $4,328 USD resulting from interest accrued but unpaid on the Regen Notes (“Accrued Interest”).

THEREFORE, IT IS AGREED AS FOLLOWS:

1.	On or before December 20, 2019 Zander shall return the Conversion Shares to Regen for cancellation (“Rescission”) and upon Rescission the parties agree that the original principal balance of the Convertible Note of $350,000 USD shall become a liability of Regen to Zander. Rescission shall be deemed to have occurred upon the date of submission to Regen by Zander of the Conversion Shares along with written instructions by Zander directing Regen and/or Regen’s Transfer Agent to cancel the Conversion Shares (“Return Date”). Subsequent to the Rescission the principal Balance of $350,000 USD shall no longer be convertible into equity securities of Regen and shall be applied to Annual License Agreement Payments in accordance with Section 3 of this Agreement.

2.	As of a result of the Rescission, as of the Return Date Regen shall owe Zander the aggregate amount of $465,228 (“Aggregate Debt”) consisting of the following:

Principal Balance of Convertible Note	$ 350,000 USD
Convertible Note One Time Charge	$ 35,000 USD
Regen Notes	$ 75,900 USD
Accrued Interest	$ 4,328 USD
Total	$ 465,228 USD

3.	The Aggregate Debt shall be applied to Annual License Agreement Payments as follows :

2019	$42,000 USD
2020	$110,000 USD
2021	$110,000 USD
2022	$110,000 USD
2023	$93,228 USD
Total	$465,228 USD

Application of portions of the Aggregate Debt towards the satisfaction of Annual License Agreement Payments that have not yet come due shall be considered by the Parties to be prepayment of such Annual License Agreement Payments and shall bear no interest from the effective date of this Agreement except in accordance with Section 5 of this Agreement.

4.	In the event that for any reason other than as a result of deliberate action by either of:
(a)	Regen
(b)	a subsidiary ( wholly or partially owned) of Regen
(c)	an agent of Regen
(d)	KCL
(e)	a subsidiary ( wholly or partially owned) of KCL
(f)	an agent of KCL

Zander’s rights or privileges pursuant to the License Agreement are diminished or impaired then, upon written demand by Zander, Regen and KCL shall become jointly and severally liable to Zander for an amount in cash equal to that portion of the Aggregate Debt which constitutes prepayments of License Agreement Payments which have not yet become due. Payment pursuant to this Section 4 shall be made within ten days of written demand by Zander.

5.	In the event that as a result of deliberate action by either of:
(a)	Regen
(b)	a subsidiary ( wholly or partially owned) of Regen
(c)	an agent of Regen
(d)	KCL
(e)	a subsidiary ( wholly or partially owned) of KCL
(f)	an agent of KCL

Zander’s rights or privileges pursuant to the License Agreement are diminished or impaired then, upon written demand by Zander, Regen and KCL shall become jointly and severally liable to Zander for an amount in cash equal to the sum of:

(a)	the total Aggregate Debt of $465,228USD
(b)	simple interest on the Aggregate Debt of 10% per annum to be calculated from the effective date of this Agreement to the date of actual payment pursuant to this Section 5
(c)	a penalty payment of $ $150,000 USD.

Payment pursuant to this Section 5 shall be made within ten days of written demand by Zander.

6.	If any provision of this Agreement or the application thereof to any person or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof, or the application of such provision to persons or circumstances other than those as to which it has been held invalid or unenforceable, will remain in full force and effect and shall in no way be affected, impaired or invalidated thereby, so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination, the Parties hereto shall negotiate in good faith in an effort to agree upon a suitable and equitable substitute provision to affect the original intent of the Parties.

7.	Zander represents to Regen and KCL that:

a) Zander is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation and has the requisite corporate power and authority to enter into and perform its obligations under this Agreement without the consent, approval or authorization of, or obligation to notify, any person, entity or governmental agency which consent has not been obtained.

(b) The execution, delivery and performance of this Agreement by Zander does not and shall not constitute Zander’s breach of any statute or regulation or ordinance of any governmental authority, and shall not conflict with or result in a breach of or default under any of the terms, conditions, or provisions of any order, writ, injunction, decree, contract, agreement, or instrument to which Zander is a party, or by which Zander is or may be bound.

8.	Regen and KCL jointly and severally represent to Zander:

a) Both of Regen and KCL are corporations duly organized, validly existing and in good standing under the laws of the state of their respective incorporation and each has the requisite corporate power and authority to enter into and perform its obligations under this Agreement without the consent, approval or authorization of, or obligation to notify, any person, entity or governmental agency which consent has not been obtained.

(b) The execution, delivery and performance of this Agreement by either Regen or KCL Zander does not and shall not constitute either Regen or KCL’s breach of any statute or regulation or ordinance of any governmental authority, and shall not conflict with or result in a breach of or default under any of the terms, conditions, or provisions of any order, writ, injunction, decree, contract, agreement, or instrument to which either Regen or KCL is a party, or by which either Regen or KCL is or may be bound.

9.	This Agreement constitutes a final written expression of all the terms of the Agreement between the Parties hereto regarding the subject matter hereof, are a complete and exclusive statement of those terms, and supersedes all prior and contemporaneous Agreements, understandings, and representations between the Parties hereto. This Agreement may be altered or modified only in writing signed by the Parties hereto.

10.	All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of California, without regard to the principles of conflicts of law thereof. Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in California for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is improper or inconvenient venue for such proceeding. If either party shall commence an action or proceeding to enforce any provisions of this Agreement, then the prevailing party in such action or proceeding shall be reimbursed by the other party for its attorneys’ fees and other costs and expenses incurred with the investigation, preparation and prosecution of such action or proceeding.

IN WITNESS WHEREOF, the parties have hereunto executed this Agreement on the 16th day of December, 2019.

Regen BioPharma, Inc.:	Zander Therapeutics, Inc.
Signature: By: David R. Koos	Signature: By: David R. Koos
Its: Chairman & CEO	Its: Chairman & CEO
Signature and Date: December 16, 2019	Signature and Date: December 16, 2019
KCL Therapeutics, Inc.
Signature: By: David R. Koos
Its: Chairman & CEO
Signature and Date: December 16, 2019